Exhibit 99.1

	Contacts:	Jay Brown, CFO
FOR IMMEDIATE RELEASE		Fiona McKone, VP—Finance
Crown Castle International Corp.
713-570-3050

CROWN CASTLE AGREES TO ACQUIRE

GROUND LEASE RELATED ASSETS

January 12, 2012 – HOUSTON, TX – Crown Castle International Corp. (NYSE: CCI) announced today that it has entered into a definitive agreement to acquire from Wireless Capital Partners, LLC (“WCP”) a portfolio of ground lease related assets for approximately $180 million in cash and the assumption of approximately $320 million of debt. The portfolio includes approximately 2,300 ground lease related assets, including over 150 related to Crown Castle towers. The assets being acquired generate annual cash flow of approximately $42 million, with 80% generated from the big four carriers. The acquisition is expected to close in the first quarter of 2012.

About Crown Castle

Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

About Wireless Capital Partners

Wireless Capital Partners, LLC was founded in 2001 as a financial services company specializing in cellular real estate. Since inception, Wireless Capital Partners has acquired over 3,000 assets throughout the United States. TAP Advisors acted as financial advisor to Wireless Capital Partners.

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Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the timing of closing of the contemplated acquisition of WCP. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

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